As filed with the Securities and Exchange Commission on September 21, 2018

Registration No. 333-181118

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

McKesson Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3207296
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Post Street, San Francisco, California	94104
(Address of principal executive offices)	(Zip Code)

McKesson Corporation 401(k) Retirement Savings Plan

(Full title of the plan)

Lori A. Schechter

Executive Vice President, General Counsel and Chief Compliance Officer

McKesson Corporation

One Post Street

San Francisco, California 94104

(415) 983-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post Effective Amendment”) relates to the Registration Statement of McKesson Corporation, a Delaware corporation (the “Company”), on Form S-8 (File No. 333-181118 and referred to herein as the “Registration Statement”) filed with the Securities and Exchange Commission on May 3, 2012, which registered 5,000,000 shares of the Company’s Common Stock, $0.01 par value per share, for offer or sale pursuant to the McKesson Corporation 401(k) Retirement Savings Plan, formerly the McKesson Corporation Profit Sharing Investment Plan (the “Plan”). The Registration Statement also registered an indeterminate amount of interests to be offered or sold pursuant to the Plan.

The Company has terminated the offering of its securities pursuant to the Registration Statement. Accordingly, the Company is filing this Post-Effective Amendment in accordance with the undertakings of the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering.

The Company hereby removes from registration any and all shares of Common Stock and Plan participation interests registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 21st day of September, 2018.

McKesson Corporation

By:	/s/ Lori A. Schechter
Lori A. Schechter
Executive Vice President, General Counsel and Chief Compliance Officer